UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2006

Commission File Number	Registrant, State of Incorporation Address and Telephone Number	I.R.S. Employer Identification No.
333-42427	J. CREW GROUP, INC. (Incorporated in Delaware) 770 Broadway New York, New York 10003 Telephone: (212) 209-2500	22-2894486

333-42423	J. CREW OPERATING CORP. (Incorporated in Delaware) 770 Broadway New York, New York 10003 Telephone: (212) 209-2500	22-3540930

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.

Cash Bonuses for Fiscal 2005 and Annual Base Salaries

On April 6, 2006, the Compensation Committee of the Company’s Board of Directors determined that specific financial targets under the J.Crew Group, Inc. 2005 bonus plan that were based on the Company’s operating income for fiscal year 2005 were achieved and approved annual cash bonus awards payable to the named executive officers for purposes of the Company’s upcoming Annual Report on Form 10-K for fiscal 2005 as follows: Tracy Gardner, Executive Vice-President, Merchandising, Planning & Production ($350,000); Jeffrey Pfeifle, President ($400,000); and James Scully, Executive Vice-President, Chief Financial Officer ($250,000). Mr. Scully’s annual cash bonus award represents a guaranteed bonus pursuant to his employment agreement with the Company. Millard Drexler, Chief Executive Officer, will not receive an annual cash bonus award for fiscal 2005.

On April 6, 2006, the Compensation Committee also approved increases in base salary for each of the named executive officers for fiscal year 2005 based on individual performance assessments and market data. The increases ranged from 0% to 20%.

Performance Targets for Fiscal 2006

On April 10, 2006, the Compensation Committee approved the financial goals under the J.Crew Group, Inc. bonus plan for fiscal 2006 (the “2006 Plan”) for the annual cash bonus awards payable to the Company’s eligible employees participating in the 2006 Plan with respect to fiscal year 2006, including each of the Company’s named executive officers.

The fiscal 2006 bonuses payable to named executive officers under the 2006 Plan will be based on the Company’s achievement of certain financial goals established by the Compensation Committee and individual performance assessments as determined in the Company’s discretion. The amount of the actual bonus award could range from zero to 100% of the named executive officer’s annual base salary, with a target of 50% of his or her annual base salary.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

J. CREW GROUP, INC.
J. CREW OPERATING CORP.

By:	/s/ James S. Scully
Name:	James S. Scully
Title:	Executive Vice-President and Chief Financial Officer

Date: April 11, 2006

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